CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges
and Ratio of Earnings to Fixed Charges and Preferred Dividends	EXHIBIT 12 (i) (i)

		2009		2008	Year Ended December 31,
		3 Months	12 Months	3 Months
		Ended	Ended	Ended
Earnings: ($000)		Dec 31	Dec 31	Dec 31	2008	2007	2006	2005	2004
A.	Net income	$10,094	$32,776	$5,173	$27,238	$33,436	$34,871	$35,635	$38,648
B.	Federal and State Income Tax	5,080	21,142	4,061	19,273	20,326	21,528	23,936	28,426
C.	Earnings before Income Taxes	$15,174	$53,918	$9,234	$46,511	$53,762	$56,399	$59,571	$67,074
D.	Fixed Charges
	Interest on Other-Long-Term Debt	4,967	18,830	5,454	20,518	18,653	16,425	13,826	11,488
	Other Interest	1,430	5,253	1,196	4,495	4,378	3,622	2,577	5,517
	Interest Portion of Rents(1)	144	635	128	788	898	818	835	954
	Amortization of Premium & Expense on Debt	224	956	250	982	963	991	1,043	1,066
	Total Fixed Charges	$6,765	$25,674	$7,028	$26,783	$24,892	$21,856	$18,281	$19,025

E.	Total Earnings	$21,939	$79,592	$16,262	$73,294	$78,654	$78,255	$77,852	$86,099

	Preferred Dividend Requirements:
F.	Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$970	$242	$970	$970	$970	$970	$970
G.	Less Allowable Dividend Deduction	(31)	(127)	(31)	(127)	(127)	(127)	(127)	(127)
H.	Net Subject to Gross-Up	211	843	211	843	843	843	843	843
I.	Ratio of Earnings before Income Taxes to Net Income (C/A)	1.503	1.645	1.785	1.708	1.608	1.617	1.672	1.736
J.	Preferred Dividend (Pre-tax) (H x I)	317	1,387	377	1,440	1,356	1,363	1,409	1,463
K.	Plus Allowable Dividend Deduction	31	127	31	127	127	127	127	127
L.	Preferred Dividend Factor	348	1,514	408	1,567	1,483	1,490	1,536	1,590
M.	Fixed Charges (D)	6,765	25,674	7,028	26,783	24,892	21,856	18,281	19,025
N.	Total Fixed Charges and Preferred Dividends	$7,113	$27,188	$7,436	$28,350	$26,375	$23,346	$19,817	$20,615

O.	Ratio of Earnings to Fixed Charges (E/D)	3.2	3.1	2.3	2.7	3.2	3.6	4.3	4.5
P.	Ratio of Earnings to Fixed Charges and Preferred Dividends (E/N)	3.1	2.9	2.2	2.6	3.0	3.4	3.9	4.2

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.